Exhibit 10.1

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of the 20th day of March, 2012, by and among Mu Zhang, Catalpa Holdings, Inc., First Prestige, Inc., JD Infinity Holdings, Inc. and Favor Jumbo Enterprises Limited, each with an address at Suite 6A02, Hanwei Plaza, 7 Guanghua Rd., Beijing, China (collectively referred to as the “Sellers” or individually as a “Seller”), Super-stable Group Holdings Limited, with an address at Unit E8, 3/F, Tat Comm. Bldg. 97, Bonham Strand East, Sheng Wan, Hong Kong (the “Purchaser”), and Baby Fox International, Inc., a Nevada corporation (“BBFX” or the “Company”).

PRELIMINARY STATEMENTS

A.	Sellers own an aggregate of 1,912,813 shares of common stock of BBFX and are willing to sell 1,912,813 shares of common stock of BBFX (the “Common Stock”) to Purchaser.

B.	Sellers desire to sell the Common Stock to Purchaser, and Purchaser desires to purchase the Common Stock from Sellers, on the terms, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Purchaser do hereby agree as follows:

ARTICLE I

Purchase and Sale of the Common Stock

Section 1.01. Purchase and Sale. Upon the execution and delivery of this Agreement, and upon the terms and subject to the conditions set forth herein, the Sellers shall deliver 1,912,813 shares of BBFX’s Common Stock, as enumerated herein by their respective signatures, to the Purchaser free and clear of all liens, and Purchaser shall purchase the Common Stock from the Sellers in accordance with Section 1.02 below.

Section 1.02. Purchase Price. The purchase price (the “Purchase Price”) for the Common Stock is $250,000.

Section 1.03. Time and Place of Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement is taking place concurrently with the execution and delivery of this Agreement. The Closing shall be deemed to have become effective on the date of this Agreement (the “Closing Date”). The Closing shall take place at the offices of Sellers’ counsel, The Crone Law Group (“Sellers’ Counsel”).

Section 1.04. Delivery of the Common Stock; Payment of Purchase Price. At Closing:

(a)

the Sellers shall deliver to the Purchaser the certificates representing the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all taxes attributable to the transfer and sale of the Common Stock paid by the Sellers;

(b)

the Purchaser shall deliver to the Sellers the Purchase Price in accordance with Section 1.02, less the nonrefundable deposit of $25,000.00 (the “Deposit”) which has previously been received by Sellers’ Counsel; and

(c)

Sellers and the Company shall deliver a letter of resignation from all of the officers and directors of the Company and resolutions of the Board of Directors of the Company appointing Purchaser’s designee(s) as the sole officer(s) and director(s) of the Company, each effective at the time of the Closing.

ARTICLE II

Representations and Warranties of the Majority Shareholder and the Company

Subject to all of the terms, conditions and provisions of this Agreement, Mu Zhang (the “Majority Shareholder”) and the Company hereby represent and warrant to Purchaser as of the date hereof as follows:

Section 2.01. Organization and Qualification. BBFX is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. BBFX has all requisite power and authority, corporate or otherwise, to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company does not have any subsidiaries.

Section 2.02. Capitalization of The Company; Title to the Common Stock. There are 90,000,000 shares of common stock authorized of the Company, of which 2,390,013 shares of common stock are issued and outstanding, $0.001 par value per share. There are 10,000,000 shares of preferred stock, $0.001 par value per share, authorized of the Company, of which no shares of preferred stock are issued and outstanding. All of the outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. The Common Stock transferred by the Sellers to Purchaser will be free and clear of any liens. There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other similar contracts, including rights of conversion or exchange under any outstanding debt or equity security or other contract, to which any of the Common Stock will be subject or obligating the Sellers and/or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of the Company or any other debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating the Sellers and/or the Company to grant, extend or enter into any such contract. There are no voting trusts, proxies or other contracts to which Sellers and/or the Company are a party or are bound with respect to the voting of any shares of capital stock of the Company. The Sellers have full legal right to sell, assign and transfer the Common Stock to Purchaser and will, upon payment for the Common Stock and delivery to Purchaser of a certificate or certificates representing the Common Stock, transfer good title to the Common Stock to Purchaser, free and clear of liens.

Section 2.03. Authority. The Sellers and the Company have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Sellers and the Company have duly and validly executed and delivered this Agreement and will, on or prior to the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, the legal, valid and binding obligation of the Sellers and the Company, as applicable, enforceable against the Sellers and the Company, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 2.04. No Conflict. The execution and delivery by the Sellers and the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws of the Company; (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Sellers and/or the Company are a party; or (d) result in or require the creation of any lien upon the Common Stock.

Section 2.05. Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by the Sellers and/or the Company of this Agreement or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect and the filing of a Current Report on Form 8-K with regard to the transactions contemplated hereby.

Section 2.06. Litigation. There are no claims pending or, to the knowledge of the Majority Shareholder and the Company, threatened, against or affecting the Company or any of its assets and properties before or by any governmental authority or any other person. The Majority Shareholder and the Company have no knowledge of any claim which seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets and properties.

Section 2.07. Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for Sellers or the Company in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Sellers or the Company.

Section 2.08. Liabilities of the Company. The Company has no liability or liabilities that have not been previously disclosed to Purchaser and listed on Schedule A hereto. Notwithstanding the foregoing, the representation contained in this Section 2.08 shall terminate 12 months following the Effective Date.

ARTICLE III

Representations and Warranties of Purchaser

Subject to all of the terms, conditions and provisions of this Agreement, Purchaser hereby represents and warrants to the Sellers as of the date hereof as follows:

Section 3.01. Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.02. No Conflict. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Purchaser is a party or by which Purchaser is bound or affected.

Section 3.03. Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 3.04. Litigation. There are no claims pending or, to the knowledge of Purchaser, threatened, and Purchaser has no knowledge of any claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Purchaser which prohibits or restricts, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement.

Section 3.05. Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Purchaser.

Section 3.06. Exempt Transaction. Purchaser understands that the offering and sale of the Common Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), and exempt from registration or qualification under any state law.

Section 3.07. Investment Intent. The Common Stock to be purchased by Purchaser hereunder will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

Section 3.08. Information Concerning the Company. Purchaser has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base an investment decision in the Common Stock.

Section 3.09. Investment Experience. Purchaser understands that purchase of the Common Stock involves substantial risk. Purchaser:

(i)                     has experience as a purchaser in securities of companies in the development stage and acknowledges that it can bear the economic risk of Purchaser’s investment in the Common Stock; and,

(ii)                    has such knowledge and experience in financial, tax, and business matters so as to enable Purchaser to evaluate the merits and risks of an investment in the Common Stock, to protect Purchaser’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

Section 3.10. No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. Purchaser is not relying on any oral statements made by Sellers, Sellers’ representatives, employees or affiliates in purchasing the Common Stock.

Section 3.11. Restricted Securities. Purchaser understands that the Common Stock is characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in transactionsnot involving a public offering. Buyer acknowledges that if any transfer of the Common Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act. Buyer acknowledges that a restrictive legend appears on the Common Stock and must remain on the Common Stock until such time as it may be removed under the Act.

Section 3.12. Shareholder Value. Purchaser represents that Purchaser intends to implement a business plan designed to return value to the shareholders of the Company.

Section 3.13. Role of The Crone Law Group. Purchaser acknowledges that The Crone Law Group is acting as legal counsel to Sellers in connection with this Agreement and the transactions contemplated by this Agreement. The Crone Law Group does not represent Purchaser and Purchaser does not consider The Crone Law Group to have represented its interests and has been advised to consult its own independent legal counsel on all matters pertaining to Purchaser, this Agreement and the transactions contemplated hereby.

ARTICLE IV

Covenants

Section 4.01. Further Assurances. Sellers, the Company and Purchaser agree that, from time to time, whether at or after the Closing, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to the Purchaser of the Common Stock.

Section 4.02. Public Announcements. Except as required by law, without the prior written approval of the other party, neither Sellers, the Company nor Purchaser will issue, or permit any agent or affiliate thereof to issue, any press release or otherwise make or permit any agent or affiliate thereof to make, any public statement or announcement with respect to this Agreement or the transactions contemplated hereby.

ARTICLE V

Indemnification

Section 5.01. Indemnification of Sellers. Subject to the terms and conditions of this Article V, Purchaser agrees to indemnify, defend and hold harmless Sellers, their respective affiliates, their respective present and former directors, officers, shareholders, employees and agents and their respective heirs, executors, administrators, successors and assigns (the “Sellers’ Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Sellers’ Indemnified Person, arising out of or resulting from, directly or indirectly:

(a)                    the inaccuracy of any representation or breach of any warranty of Purchaser contained in or made pursuant to this Agreement which was not disclosed to Sellers in writing prior to the Closing;

(b)                    the breach of any covenant or agreement of Purchaser contained in this Agreement; or

(c)                    any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Purchaser in connection with this Agreement;

provided, however, that Purchaser shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Sellers, of any of its obligations under this Agreement or from a Sellers Indemnified Person’s gross negligence, fraud or willful misconduct.

Section 5.02. Indemnification of Purchaser. Subject to the terms and conditions of this Article V, from and after the Closing, the Majority Shareholder agrees to indemnify, defend and hold harmless the Purchaser, its respective affiliates, their respective present and former directors, officers, shareholders, employees and agents and their respective heirs, executors, administrators, successors and assigns (the “Purchaser’s Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Purchaser’s Indemnified Person, arising out of or resulting from, directly or indirectly:

(a)                    the inaccuracy of any representation or breach of any warranty of the Majority Shareholder or the Company contained in or made pursuant to this Agreement which was not disclosed to Purchaser in writing prior to the Closing;

(b)                    the breach of any covenant or agreement of Sellers or the Company contained in this Agreement; or

(c)                    any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Sellers or the Company in connection with this Agreement;

provided, however, that the Majority Shareholder shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Purchaser of its obligations under this Agreement or from a Purchaser’s Indemnified Person’s gross negligence, fraud or willful misconduct.

ARTICLE VI

Miscellaneous

Section 6.01. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i) if to Sellers, to:	Mu Zhang
Suite 6A02, Hanwei Plaza
7 Guanghua Rd.
Beijing, China

With copies to:	Mark E. Crone, Esq.
The Crone Law Group
101 Montgomery St., Suite 2650
San Francisco, CA 94104
(415) 955-8900
(415) 955-8910 – FAX

(ii) if to Purchaser, to:	Super-stable Group Holdings
Limited
Unit E8, 3/F, Tat Comm. Bldg. 97,
Bonham Strand East, Sheng Wan,
Hong Kong

With copies to:

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 6.01. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received upon actual receipt thereof.

Section 6.02. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

Section 6.03. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a party hereto (other than the Purchaser’s Indemnified Persons and the Sellers’ Indemnified Persons) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than the Purchaser’s Indemnified Personsor the Sellers’ Indemnified Persons).

Section 6.04. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

Section 6.05. Counterparts. This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

Section 6.06. Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

Section 6.07. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 6.08. Remedies. The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

Section 6.09. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 6.10. Submission to Jurisdiction. Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Nevada court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such Nevada court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Nevada court.

Section 6.11. Expenses; Prevailing Party Costs. The Sellers, the Company, and Purchaser shall pay their own expenses incident to this Agreement and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements, and Sellers shall be solely liable for any and all expenses of the Sellers and/or the Company which are incident to this Agreement and the transactions contemplated hereby and thereby and are incurred up to the time of Closing. Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its losses, including reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action, from the losing party.

Section 6.12. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise, including any letter of intent previously executed with respect to a sale of the Common Stock.

Section 6.13. Faxed Signatures. For purposes of this Agreement, a faxed or pdf signature shall constitute an original signature.

Section 6.14. Waiver of Jury Trial. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE FOREVER THE RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLERS:

/s/ Mu Zhang
MU ZHANG

Number of shares Delivered at Closing: 1,308,255

CATALPA HOLDINGS, INC.

/s/ Fred Chang
By: Fred Chang
Title: President

Number of shares Delivered at Closing: 178,410

FIRST PRESTIGE INC.

/s/ Hongtao Shi
By: Hongtao Shi
Title: President

Number of shares Delivered at Closing: 164,648

JD INFINITY HOLDINGS INC.

/s/ Liuyi Zhang
By: Liuyi Zhang
Title: President

Number of shares Delivered at Closing: 164,648

FAVOR JUMBO ENTERPRISES LIMITED

/s/ Annie Wang
By: Annie Wang
Title: President

Number of shares Delivered at Closing: 96,852

[Signature Page to Stock Purchase Agreement]

THE COMPANY:
BABY FOX INTERNATIONAL, INC.

/s/ Mu Zhang
By: Mu Zhang
Title: Chief Executive Officer

PURCHASER:
SUPER-STABLE GROUP HOLDINGS LIMITED

/s/ Wei Wang
By: Wei Wang
Title:

[Signature Page to Stock Purchase Agreement]